IQST – IQSTEL Reaches $450 Million Annualized Revenue Run Rate Based on $37.5 Million in July Net Revenue

July Results Support $430 Million Full-Year Revenue Objective; Planned Ultranet Acquisition Expected to Contribute $4.5 Million in Net Income

NEW YORK, September 22, 2026 — IQSTEL Inc. (NASDAQ: IQST) (“IQSTEL” or the “Company”), a global telecommunications and technology company, today announced net revenue of $37.5 million for July, representing an annualized revenue run rate of $450 million based on the month’s performance.

The July results support the Company’s progress toward its $430 million full-year revenue objective. The annualized run rate reflects July net revenue multiplied by 12; it does not represent revenue already earned or a revision to the Company’s full-year forecast.

Alongside this revenue performance, IQSTEL is preparing to complete its planned acquisition of Ultranet, which the Company expects to add $4.5 million in net income. The anticipated contribution remains subject to completion of the acquisition and subsequent operating performance.

Combining Telecom Scale with Digital Services Profit Potential

IQSTEL is developing its Digital Services business alongside its core telecommunications operations, with microdrama distribution representing one potential source of recurring profit contribution.

In its recent microdrama announcement, IQSTEL Digital presented an illustrative model estimating potential annualized profit contribution of $1.8 million to $3.6 million at 300,000 active paid monthly subscriptions. At that subscription level, the model illustrated annualized consumer billings of $14.4 million to $21.6 million, before revenue sharing among participating mobile operators, content partners and IQSTEL.

“While our core telecommunications business remains on track, we are developing Digital Services as an additional engine of profitability,” said Leandro Iglesias, President and CEO of IQSTEL. “Our recent microdrama model illustrated potential annualized profit contribution of $1.8 million to $3.6 million for IQSTEL Digital at 300,000 active paid monthly subscriptions. These figures are illustrative, not financial guidance, but they demonstrate the opportunity we are pursuing. By combining our telecom scale with the earnings potential of Digital Services, we are building a Telecom and Digital Services powerhouse.”

The microdrama model assumes monthly consumer subscription pricing of approximately $4 to $6 and estimated monthly profit contribution attributable to IQSTEL Digital of approximately $0.50 to $1.00 per active paid subscription, after anticipated revenue sharing and directly attributable operating expenses.

Annualized amounts assume that subscription levels, pricing and estimated unit economics remain constant for twelve consecutive months. These scenarios are mathematical illustrations and do not represent existing subscriptions, contracted revenue, forecasts or financial guidance. Consumer billings do not represent revenue attributable exclusively to IQSTEL, and estimated profit contribution is not consolidated net income.

Building a Telecom and Digital Services Powerhouse

IQSTEL’s strategy combines the scale of its telecommunications business with the development of higher-margin digital services. Its telecommunications relationships provide a commercial foundation for introducing new offerings across entertainment, artificial intelligence, cybersecurity, fintech and digital health.

The Company’s focus is on translating that commercial reach into stronger profitability through business development, planned acquisitions and the expansion of Digital Services. July’s revenue performance, the planned Ultranet acquisition and the development of microdrama distribution reflect complementary elements of that strategy.

About IQSTEL Inc.

IQSTEL Inc. (NASDAQ: IQST) is a global telecommunications and technology company operating through two core business divisions: Telecom and Digital Services. The Telecom Division is the foundation of IQSTEL’s global platform, operating across 24 countries with more than 600 telecommunications carrier interconnections and delivering international voice, SMS, messaging, and connectivity solutions to some of the world’s largest telecom operators and enterprise customers. Through these customer relationships, IQSTEL’s platform has the potential to reach approximately 2.3 billion end users worldwide. Building on this global infrastructure and commercial reach, the Digital Services Division is focused on higher-margin technology solutions across Artificial Intelligence, Intelligent Communications, Cybersecurity, Fintech, Digital Health, Enterprise Automation, and Content Services. Built through nearly two decades of organic growth and strategic acquisitions, IQSTEL is leveraging the scale and reach of its Telecom business to accelerate the growth of Digital Services and drive its next phase of revenue and Adjusted EBITDA expansion.

For more information, visit:

Corporate website: www.iqstel.com
Investor Relations Portal: www.ir.iqstel.com
IQSTEL Telecom website: www.iqsteltelecom.com
IQSTEL Digital Services website: www.iqsteldigital.com
Official Investor Landing Page: www.landingpage.iqstel.com

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. Words such as "anticipate," "believe," "estimate," "expect," "intend", "could" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully market our products and services; our continued ability to pay operating costs and ability to meet demand for our products and services; the amount and nature of competition from other telecom products and services; the effects of changes in the cybersecurity and telecom markets; our ability to successfully develop new products and services; our ability to complete complementary acquisitions and dispositions that benefit our company; our success establishing and maintaining collaborative, strategic alliance agreements with our industry partners; our ability to comply with applicable regulations; our ability to secure capital when needed; and the other risks and uncertainties described in our prior filings with the Securities and Exchange Commission.

Media and Investor Relations:

Ethan Walfish

Head of Investor Relations

IQSTEL Inc.

300 Aragon Avenue, Suite 375

Coral Gates, FL 33134

Phone: +1-4848-IQSTEL (477835)

Email: ir@iqstel.com